EXHIBIT 16.1

[LOGO OF KPMG]	KPMG LLP SouthTrust Tower Suite 1800 420 20th Street North Birmingham, AL 35203	Telephone Fax Internet	205 324 2495 2053243084 www.us.kpmg.com

August 30, 2006

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Alfa Corporation (the Company) and, under the date of March 7, 2006, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On August 28, 2006, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 30, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s stated reason for changing principal accountants, the statement that the decision not to renew the engagement was approved by the audit committee of the Company’s board of directors, that the audit committee of the board of directors has authorized KPMG LLP to respond fully to the inquiries of PricewaterhouseCoopers LLP (PwC), or that the Company did not consult with PwC regarding either the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the subject matter of a disagreement or reportable event as defined in Item 304(a)(l)(iv) and (v).

Very truly yours,

/s/ KPMG LLP